Exhibit 1

LUBY’S SAVINGS AND INVESTMENT PLAN

Financial Statements

and Supplemental Schedule

December 31, 2010 and 2009

Report of Independent Registered Public Accounting Firm

To the Plan Administrative Committee

Luby’s Savings and Investment Plan

Houston, Texas

We have audited the accompanying statements of net assets available for benefits of the Luby’s Savings and Investment Plan (the “Plan”) as of December 31, 2010 and 2009, and the related statement of changes in net assets available for benefits for the year ended December 31, 2010. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2010 and 2009, and the changes in net assets available for benefits for the year ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2010 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Calvetti, Ferguson & Wagner, P.C.

Houston, Texas

May 26, 2011

LUBY’S, INC. SAVINGS AND INVESTMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2010 AND 2009

	December 31,
	2010	2009
Assets:
Investments, at fair value:
Mutual funds	$13,004,870	$11,540,026
Collective investment trust	3,282,813	3,048,406
Employer securities	531,872	336,230
Notes receivable from participants	855,395	822,608

Total Assets	17,674,950	15,747,270
Liabilities – Excess contributions payable	(25,660)	(29,399)

Net assets reflecting all investments at fair value	17,649,290	15,717,871
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(89,394)	(57,448)

Net assets available for benefits	$17,559,896	$15,660,423

The accompanying notes are an integral part of these financial statements.

LUBY’S, INC. SAVINGS AND INVESTMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31, 2010

2010
Additions:
Employer contributions	$13,575
Participant contributions	1,645,045
Rollovers	396

Total contributions	1,659,016
Interest on notes receivable from participants	34,682
Net appreciation in fair value of investments	1,889,557

Total additions	3,583,255

Deductions:
Benefits paid to participants	1,675,221
Administrative expenses	8,561

Total deductions	1,683,782

Net increase	1,899,473
Net assets available for benefits:
Beginning of year	15,660,423

End of year	$17,559,896

The accompanying notes are an integral part of these financial statements

LUBY’S, INC. SAVINGS AND INVESTMENT PLAN

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – PLAN DESCRIPTION

The Luby’s Savings and Investment Plan (the “Plan”) provides retirement savings benefits to eligible employees of Luby’s, Inc. (“Company” or “Employer”). The following description of the Plan provides only general information. Participants should refer to the Plan agreement or Summary Plan Description for a more complete description of the Plan’s provisions.

General – The Plan is a defined contribution 401(k) plan that provides retirement savings benefits to eligible employees of Luby’s, Inc. and Luby’s Fuddruckers Restaurants, LLC through pre-tax voluntary contributions by employees and discretionary contributions by the Company. Eligible employees are employees who have attained 21 years of age. The Plan, which commenced effective March 1, 1997, is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code (“IRC”).

Contributions – Each year, participants may elect to contribute an amount not less than 1% and not more than 15% of eligible compensation as defined by the Plan subject to IRS limits. Participants who have attained 50 years of age before the end of the Plan year are eligible to make catch-up contributions. Participants direct the investment of their contributions into various investment options offered by the Plan. Participants are automatically enrolled to defer 3% of eligible compensation, unless the participant makes a contrary election. As of October 1, 2008, the Company contributed 25% of the first 6% of compensation and on January 7, 2010, the Company stopped the employer match and did not continue the match through the remainder of 2010.

ERISA and the IRC provide that plans may not discriminate in favor of highly compensated individuals. To comply with these laws, certain highly compensated individuals may receive refunds in the year that contributions were made in excess of the IRC Section 401(k) limit and all earnings attributable to such contributions. During 2010 and 2009, corrective distributions in the amounts of $33,279 and $74,861, respectively, were paid to participants.

Rollovers – Rollover contributions represent funds transferred to the Plan from other qualified plans by participants.

Participants’ Accounts – Each participant account is credited with the participant’s and the Company’s contributions and an allocation of net plan earnings as well as an allocation of administrative expenses. Allocations are based on participant earnings or account balances, as defined. Participants direct the investment of their account balances into various investment options offered by the Plan.

Vesting – Participants are 100% vested in their contributions and any earnings thereon. Vesting in the Company’s contributions portion of their accounts is based on years of continuous service as follows:

Number of Years of Completed Service	Percentage of Vested Interest
1	0%
2	25%
3	50%
4	75%
5	100%

Forfeitures – Participants who terminate employment with the Company prior to full vesting forfeit the non-vested portion of the Company’s contribution. These forfeitures are used to reduce Employer contributions and pay the Plan’s expenses. At December 31, 2010 and 2009, forfeited accounts totaled $52,461 and $54,484, respectively.

LUBY’S, INC. SAVINGS AND INVESTMENT PLAN

NOTES TO THE FINANCIAL STATEMENTS

Withdrawals – The Plan provides benefits for eligible participants upon retirement, death, termination, or permanent disability, according to the form of payment elected by the participant within the limitations defined in the Plan. In addition, the Plan provides in-service distribution benefits for eligible participants. On termination of service, any balance under $1,000 is automatically paid out as soon as administratively possible.

Participant Loans – Participants may borrow up to a maximum equal to the lesser of $50,000 less the highest outstanding balance of all loans in the previous 12 months or 50% of the present value of the participant’s vested account balance. The minimum loan amount is $1,000. Loan terms range from one to five years for general purpose loans or up to 15 years for the purchase of a primary residence. Interest on loans is fixed for the term of the loans but initially based on prime rate plus 1%. Generally, loan repayment is executed through payroll deduction.

Plan Trustee – Capital Bank & Trust (“Trustee”) serves as trustee for the Plan. Among other duties, the Trustee receives contributions, holds and invests the fund assets in accordance with the directions of participants, and makes disbursements as directed by the Plan Administrator.

Continuation of the Plan – The Company intends to continue the Plan indefinitely, but reserves the right to terminate the Plan in accordance with the provisions of the Plan. Should the Plan terminate, the account of each participant shall be fully (100%) vested as of the effective date of termination of the Plan. The vested accounts may be distributed to participants after the effective date of the Plan termination.

Administrative Expenses – The Company may pay, at its discretion, all reasonable costs, charges and expenses incurred in the administration of the Plan. Any administrative expenses not paid by the Company are paid directly by the Plan and the Participants.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting – The Plan’s financial statements are prepared on the accrual basis of accounting and include all adjustments necessary to present fairly the financial statements of the Plan in conformity with the accounting principles generally accepted in the United States of America.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of Plan additions and deductions during the reporting period. Actual results could differ from those estimates.

Investments Valuation and Income Recognition – The fair values of the Plan’s investment portfolio are determined using various valuation techniques and are placed into the fair value hierarchy considering the following: (i) the highest priority is given to quoted prices in active markets for identical assets (Level 1); (ii) the next highest priority is given to quoted prices in markets that are not active or inputs that are observable either directly or indirectly, including quoted prices for similar assets in markets that are not active and other inputs that can be derived principally from, or corroborated by, observable market data for substantially the full term of the assets (Level 2); and (iii) the lowest priority is given to unobservable inputs supported by little or no market activity and that reflect the assumptions about the exit price, including assumptions that market participants would use in pricing the asset (Level 3). The categorization of the Plan’s financial instruments within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following is a description of the valuation methodologies used for the Plan’s instruments measured at fair value, including the general classification of such instruments pursuant to the aforementioned valuation hierarchy:

Mutual Funds – These investments are public investment vehicles valued using the Net Asset Value (NAV) provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of shares outstanding. The NAV is a quoted price in an active market and classified within level 1 of the valuation hierarchy.

LUBY’S, INC. SAVINGS AND INVESTMENT PLAN

NOTES TO THE FINANCIAL STATEMENTS

Employer Securities – Employer securities are common stock issued by the employer that is readily tradable in an established securities market and are classified within level 1 of the valuation hierarchy. The Luby’s, Inc. Employer Stock investment option has been frozen and is no longer available.

Collective Investment Trust – The INVESCO Stable Value Fund is a public investment vehicle valued using the NAV provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of shares outstanding. The NAV is classified within level 2 of the valuation hierarchy because the NAV’s unit price is quoted on a private market that is not active; however, the unit price is based on underlying investments which are traded on an active market.

Notes Receivable from Participants – Loans to plan participants are valued at cost plus accrued interest, which approximates fair value and are classified within level 3 of the valuation hierarchy.

Purchases and sales of securities are recorded on a trade-date basis.

Payment of Benefits – Benefit payments to participants are recorded when paid.

Risks and Uncertainties – The Plan invests in various investment securities. Such investments are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investments, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.

Recently Adopted Accounting Pronouncements – In 2010, the Financial Accounting Standards Board issued authoritative guidance relating to participant loans. The guidance requires participant loans to be classified as notes receivable from participants and be measured at their unpaid principal balance plus any accrued but unpaid interest, rather than at fair value. The guidance was effective for fiscal years ending after December 15, 2010. As of December 31, 2010, the Company has adopted the new guidance and it has been retrospectively applied to the prior period presented. There was no effect or current income and beginning net assets.

Subsequent Events – The Plan has evaluated all events and transactions that occurred through May 26, 2011, the date these financial statements were issued.

NOTE 3 – STABLE VALUE FUND

In 2004, the Plan entered into a benefit-responsive stable value fund with AMVESCAP National Trust Company (“AMVESCAP”), the INVESCO Stable Value Fund. AMVESCAP maintains the contributions in a general account. The account is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The stable value fund issuer is contractually obligated to repay the principal and a specified interest rate that is guaranteed to the Plan.

The stable value fund is a fully benefit-responsive investment contract. Contract value is the relevant measurement attribute for that portion of the net assets available for benefits attributable to the stable value fund. Contract value, as reported to the Plan by AMVESCAP, represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. The statements of net assets available for benefits present the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value.

In certain circumstances, the amount withdrawn from Invesco’s wrapper contract would be payable at fair value rather than at contract value. These circumstances include termination of the Plan, a material adverse change to

LUBY’S, INC. SAVINGS AND INVESTMENT PLAN

NOTES TO THE FINANCIAL STATEMENTS

provisions of the Plan, the employer’s election to withdraw from a wrapper contract in order to switch to a different investment provider and in the event of a spin-off or sale of a division, the terms of a successor plan do not meet the wrapper contract issuer’s underwriting criteria for issuance of a clone wrapper contract. The Plan administrator does not believe the occurrence of any such value event, which would limit the Plan’s ability to transact at contract value with participants, is probable. Given such events are beyond the control of the Plan administrator, however, there can be no guarantee this will be the case.

The average yield and crediting interest rates for 2010 were approximately 2.39% and 3.26%, respectively.

NOTE 4 – INVESTMENTS

The following presents the fair value of participant-directed investments that represent 5% or more of the Plan’s net assets at December 31, 2010 and 2009:

	2010	2009
American Funds American Balanced Fund	$5,094,427	$4,448,980
American Funds Europacific Growth Fund	1,540,908	1,500,302
Columbia Acorn Fund – A	1,914,157	1,657,615
Columbia Large Cap Index Fund – A	1,740,249	1,624,224
INVESCO Stable Value Fund	3,139,069	3,048,406
American Funds Small Cap World Fund	929,857	804,584

NOTE 5 – FAIR VALUE MEASUREMENT

Investments measured at fair value on a recurring basis consisted of the following types of instruments as of December 31, 2010 and 2009 (Level 1, 2 and 3 inputs are defined in Note 2 above):

2010	Level 1	Level 2	Level 3	Total Fair Value
Mutual funds	$13,004,870	$—	$—	$13,004,870
Collective investment trust	—	3,282,813	—	3,282,813
Employer securities	531,872	—	—	531,872

Total investments measured at fair value	$13,536,742	$3,282,813	$—	$16,819,555

2009
Mutual funds	$11,540,026	$—	$—	$11,540,026
Collective investment trust	—	3,048,406	—	3,048,406
Employer securities	336,230	—	—	336,230

Total investments measured at fair value	$11,876,256	$3,048,406	$—	$14,924,662

NOTE 6 – INCOME TAX STATUS

The Plan was designed in accordance with a prototype plan developed by the Plan trust. The Internal Revenue Service determined by a letter dated May 28, 2002, that the prototype plan and its related trust are designed in accordance with the applicable sections of the IRC. Although the Plan has been amended since receiving the determination letter, the Plan administrator and the Plan’s counsel believe the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Accordingly, no provision for federal income taxes has been made in the accompanying financial statements.

LUBY’S, INC. SAVINGS AND INVESTMENT PLAN

NOTES TO THE FINANCIAL STATEMENTS

NOTE 7 – EXEMPT PARTY-IN-INTEREST TRANSACTIONS

Certain plan investments are mutual funds managed by American Funds. Therefore, investment transactions in American Funds mutual funds qualify as party-in-interest transactions as defined by ERISA. Any transaction involving these investments are on the open market at fair market value as outlined in Note 2. Consequently, such transactions are permitted under the provisions of the Plan and are exempt party-in-interest transactions under ERISA. Fees paid by the Plan to the Trustee amounted to $8,561 and $7,968 for 2010 and 2009, respectively.

NOTE 8 – RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to Form 5500:

	December 31,
	2010	2009
Net assets available for benefits per the financial statements	$17,559,896	$15,660,423
Excess contributions payable	25,660	29,399

Net assets available for benefits per Form 5500	$17,585,556	$15,689,822

The following is a reconciliation of the net increase in net assets available for benefits per the financial statements for the year ended December 31, 2010 to Form 5500:

Net increase in net assets available for benefits per the financial statements	$1,899,473
Add – Excess contributions payable at December 31, 2010	25,660
Less – Excess contributions payable at December 31, 2009	(29,399)

Net increase in net assets available for benefits per Form 5500	$1,895,734

* * * * *

LUBY’S, INC. SAVINGS AND INVESTMENT PLAN

FORM 5500, SCHEDULE H, LINE 4I – SCHEDULE OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2010

EIN: 74-1335253

Plan # 003

(a)	(b) Identity of Issue, Borrower, Lessor or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	(d) Cost	(e) Current Value
*	American Funds	American Balanced Fund	(i)	$5,094,427
*	American Funds	Europacific Growth Fund	(i)	1,540,908
*	American Funds	Growth Fund of America	(i)	929,857
*	American Funds	SMALLCAP World Fund	(i)	527,463
*	American Funds	Washington Mutual Fund	(i)	504,435
*	American Funds	Bond Fund of America	(i)	486,581
	Columbia	Acorn Fund – A	(i)	1,914,157
	Columbia	Large Cap Index Fund – A	(i)	1,740,249
	INVESCO	Stable Value Fund**	(i)	3,193,419
*	Luby’s Inc. Employer Stock	Common Stock	(i)	531,872
*	American Funds	2010 Target Date Fund	(i)	38,838
*	American Funds	2015 Target Date Fund	(i)	16,674
*	American Funds	2020 Target Date Fund	(i)	22,820
*	American Funds	2025 Target Date Fund	(i)	18,191
*	American Funds	2030 Target Date Fund	(i)	58,877
*	American Funds	2035 Target Date Fund	(i)	20,132
*	American Funds	2040 Target Date Fund	(i)	29,194
*	American Funds	2045 Target Date Fund	(i)	28,160
*	American Funds	2050 Target Date Fund	(i)	31,828
*	American Funds	2055 Target Date Fund	(i)	2,079
		Total investments		$16,730,161

(i)	Historical cost of participant directed investments is not a required disclosure.
*	Party-in-interest
**	Reported at contract value for purposes of this schedule. Fair value at December 31, 2010 was $3,282,813.